Exhibit 32.2

Written Statement of the Chief Financial Officer
Pursuant to 18 U.S.C. § 1350

     Solely for the purposes of complying with 19 U.S.C. § 1350, I, the undersigned Chief Financial Officer of Nicholas Financial, Inc. (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-KSB of the Company for the year ended March 31, 2005 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Nicholas Financial, Inc.
By: /s/ Ralph T. Finkenbrink
Ralph T. Finkenbrink
Senior Vice President and
Chief Financial Officer
June 29, 2005